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                                  EXHIBIT 11.01

                              PRISM SOLUTIONS, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                       SEPTEMBER 30,                  SEPTEMBER 30,
                              ----------------------------    ----------------------------
                                 1996             1997              1996             1997
                              ------------    ------------    ------------    ------------
                              (unaudited)       (unaudited)      (unaudited)      (unaudited)
Weighted average shares
      outstanding               12,847,105      14,128,485      10,033,026      13,539,809

Common equivalent shares
pursuant to SAB No. 83                --              --           341,572            --
                              ------------    ------------    ------------    ------------
Average common and common
stock equivalent shares
outstanding                     12,847,105      14,128,485      10,374,598      13,539,809
                              ============    ============    ============    ============

Net income (loss)             $     (1,590)   $    (11,140)   $     (1,931)   $    (12,443)
                              ============    ============    ============    ============

Net income (loss) per share   $      (0.12)   $      (0.79)   $      (0.19)   $      (0.92)
                              ============    ============    ============    ============


NOTE: THERE IS NO DIFFERENCE BETWEEN PRIMARY AND FULLY DILUTED NET LOSS PER SHARE FOR ALL PERIODS PRESENTED. FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997, CONVERSION OF COMMON STOCK EQUIVALENTS WAS NOT ASSUMED BECAUSE THE EFFECT IS ANTI-DILUTIVE.

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